Exhibit 99.1

 NOTIFY TECHNOLOGY REPORTS RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2006

    SAN JOSE, Calif., Nov. 27 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC: NTFY) today announced financial results for its fiscal year ended September 30, 2006.

    The Company showed a net loss for the fiscal year ended September 30, 2006, of $314,893, or a net loss per share of $0.02, compared to a net loss of $557,452, or a net loss per share of $0.04, reported for fiscal 2005. Improved operational performance was overshadowed by an unfavorable non-cash accounting adjustment during the fiscal year of $470,073 relating to warrant liability, which is described in further detail below.

    The $4,356,362 of total revenue reported in the fiscal year ended September 30, 2006 compares to $5,018,464 of total revenue for fiscal 2005. The decrease in total revenue consisted of a 49% decrease in our legacy Visual Got Mail revenue partly offset by a 34% increase in NotifyLink revenue. Due to the favorable disparity in gross margin between the product lines, the gross margin actually improved to $3,799,946 in the twelve-month period ended September 30, 2006 from $3,734,673 in the twelve-month period ended September 30, 2005 despite lower gross sales. Gross margin as a percentage of revenue for the twelve-month period ended September 30, 2006 was 87.2% compared to 74.4% in the twelve three month period ended September 30, 2005.

    The Company's NotifyLink wireless product line revenue improved to $2,869,480 for the fiscal year ended September 30, 2006 from $2,147,452 for the prior fiscal year. Revenue for the service portion of the Visual Got Mail Solution product line was $809,300 in the twelve-month period ended September 30, 2006 compared to $1,377,267 in the 2005 fiscal year. The level of Visual Got Mail service revenue is expected to continue to decrease in future periods, or cease altogether, as the installed base of Visual Got Mail product services declines due to our customer's discontinued marketing of the service.

    Influencing the twelve-month performance of the Company were two non-operating events. The largest event was a $479,073 unfavorable non-cash adjustment due to the interpretation of EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, A Company's Own Stock" that required a warrant liability to be created. The terms of the outstanding warrants that triggered the EITF 00-19 interpretation were modified by the warrant holders in September 2006, which allowed the Company to reclassify the warrant liability as equity. Unfortunately, as required under generally accepted accounting principles, the expense remained on the income statement and negated what would have been an otherwise profitable performance. The second event was an assignment of certain patents relating to obsolete legacy products for $250,000 cash. The results of this transaction had a favorable impact on the Company's revenue.

    "The 34% growth in NotifyLink revenue this year over last year plus the sales of selected legacy wireline patents was overshadowed by the negative EITF 00-19 adjustment. Had the EITF adjustment not occurred, Notify would have shown a $155,181 profit for our fiscal year," said Paul DePond, President of Notify Technology. "We believe that any future negative EITF-00-19 accounting adjustments relating to our currently outstanding warrants have been eliminated with the execution of the warrant amendments signed in September 2006. Now we can focus on the improving performance of our wireless products, which we believe is the true indicator of the Company's business."

    Use of Non-GAAP Financial Information

    The foregoing portions of this press release make statements concerning our financial results that are not based on generally accepted accounting principles. To supplement our reported results, we use a non-GAAP measure of net loss/profit which excludes an unfavorable non-cash accounting adjustment relating to warrant liability to allow for a better comparison of results to those in periods prior to fiscal 2006 that did not include such unfavorable accounting adjustment. We believe that because the unfavorable accounting adjustment was a non-cash charge that we do not currently anticipate will recur in future periods, the non-GAAP measure that excludes this unfavorable accounting adjustment enhances the comparability of results against prior periods and provides investors additional information about the operating performance of our business. In addition, we use this non-GAAP financial measure for internal management purposes and as a means to evaluate period-to-period comparisons. This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, or superior to, the financial measure prepared in accordance with GAAP.

                   RECONCILIATION OF GAAP NET LOSS TO NON-GAAP
                                   (unaudited)

                                                        Fiscal Year ended
                                                        September 30,2006
                                                   ----------------------------
                                                       GAAP          NON-GAAP
                                                   ------------    ------------
Net loss                                           $   (314,892)   $   (314,892)
Excluded loss on fair value of warrants                     ---         470,073
Gain (loss) on operations                          $   (314,892)   $    155,181

    About Notify Technology Corporation

    Founded in 1994, Notify Technology Corporation, (OTC: NTFY) is an innovative software company developing mobility products for organizations of all sizes. Notify's wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

    Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to, statements regarding the improving performance of our wireless products, the absence of future negative accounting adjustments and the service revenue on the Visual Got Mail Solution. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, the continuance of certain customer voice mail programs, the expectation that the revenue from the service portion of the Visual Got Mail Solution will decline due to customer decisions to withdraw from the consumer market that the Notify product supports, the acceptance of our wireline products in the market, our ability to continue to improve our existing products or develop new products or technologies, as well as other risks. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. Increasing NotifyLink revenues will require, among other things, continued investments in our sales and marketing organization, and we have limited available cash resources to make these investments. In addition, although we have amended outstanding warrants to address a penalty provision that triggered adverse accounting treatment, we have outstanding certain unit options that contain a similar provision that has not been amended and that could result in adverse accounting charges in future periods in the event of increases in our stock price. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology's future results, please see the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management's expectations.

    Contacts:

     At Notify Technology Corporation:
     Jerry Rice, Chief Financial Officer
     Phone: 408-777-7927
     jerry.rice@notifycorp.com

                          NOTIFY TECHNOLOGY CORPORATION
                  CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

                                             Three-Months                    Fiscal Years
                                          Ended September 30,             Ended September 30,
                                     ----------------------------    ----------------------------
                                         2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------
Revenue:
  Product revenue                    $    705,868    $    534,545    $  3,105,463    $  3,527,343
  Service revenue                         305,215         302,978       1,250,899       1,491,121
Total revenue                           1,011,083         837,523       4,356,362       5,018,464

Cost of revenue:
  Product cost                                996          38,325         460,813       1,216,865
  Service cost                                 --           9,091          15,374          66,926
  Royalty payments                         23,476              --          80,229              --
Total cost of revenue                      24,472          29,234         556,416       1,283,791
Gross profit                              986,611         866,757       3,799,946       3,734,673

Operating expenses:
  Research and development                262,577         260,380         975,611       1,040,197
  Sales and marketing                     413,122         462,283       1,634,729       1,702,454
  General and administrative              315,445         366,561       1,286,191       1,552,351
Total operating expenses                  991,144       1,089,224       3,896,531       4,295,002

Loss from operations                       (4,533)       (222,467)        (96,585)       (560,329)

Other interest (expense), net                 823             704          (1,766)          2,877
Proceeds from sale of patents                  --              --         250,000              --
Loss on fair value of warrants            (12,154)             --        (470,073)             --

Net loss                             $    (16,458)   $   (221,644)   $   (314,892)   $   (557,452)

Basic and diluted
 net loss per share                  $      (0.00)   $      (0.02)   $      (0.02)   $      (0.04)

Basic and diluted weighted
 average shares outstanding            13,968,995      13,968,995      13,968,995      13,933,461

                          Notify Technology CORPORATION
                            Condensed Balance Sheets

                                                            Sept. 30, 2006   Sept. 30, 2005
                                                            --------------   --------------
                                                             (Unaudited)
Assets:
Current assets:
    Cash and cash equivalents                               $      829,406   $      424,228
    Accounts receivable, net                                       436,509          472,942
    Other assets                                                    53,135           58,751
Total current assets                                             1,319,050          955,921
    Property and equipment, net                                     99,623          144,418
    Total assets                                            $    1,418,673   $    1,100,339
Liabilities and shareholders' deficit
Current liabilities:
    Current portion of capital lease obligation                     18,219           22,609
    Accounts payable                                                37,722           47,650
    Accrued payroll and related liabilities                        231,200          328,535
    Deferred revenue                                             1,623,606        1,287,866
    Customer advances                                                  ---           30,039
    Other accrued liabilities                                      122,432          139,484
    Warrant liability                                                  ---              ---
Total current liabilities                                        2,033,179        1,856,183
    Long-term capital lease obligations                              9,201           23,044
Total liabilities                                                2,042,380        1,879,227
Shareholders' deficit:
    Common stock                                                    13,969           13,969
    Additional paid-in capital                                  23,310,902       22,840,830
    Accumulated deficit                                        (23,948,578)     (23,633,687)
Total shareholders' deficit                                       (623,707)        (778,888)
    Total liabilities and shareholders' deficit             $    1,418,673   $    1,100,339

SOURCE  Notify Technology Corporation
    -0-                             11/27/2006
    /CONTACT: Jerry Rice, Chief Financial Officer of Notify Technology Corporation, +1-408-777-7927, or jerry.rice@notifycorp.com/
    /Web site:  http://www.notifycorp.com/
    (NTFY)